Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com
Boykin Lodging Announces Second Quarter Financial Results
Cleveland, Ohio, August 8, 2005—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the second quarter and six months ended June 30, 2005.
Financial Highlights:
Revenue per available room (RevPAR) for the second quarter for hotels owned and operating as of June 30, 2005 increased 13.5% to $73.34 from last year’s $64.62. The increase in RevPAR was the result of a 3.1% increase in average daily room rate to $101.25 and a 6.6 point increase in occupancy to 72.4%.
The Company’s net income attributable to common shareholders for the second quarter of 2005 totaled $6.0 million, or $0.34 per fully-diluted share, compared with the same period last year when the net loss totaled $0.4 million, or $0.02 per share.
Funds from operations attributable to common shareholders (FFO) for the second quarter totaled $4.1 million, or $0.23 per fully diluted share, a decrease from second-quarter 2004 FFO of $5.8 million, or $0.33 per share. Primary contributors to the decrease in FFO included the loss of $0.6 million of contribution from condominium development and unit sales and a $1.5 million increase in corporate general and administrative expenses, both net of minority interest. Approximately $1.2 million of the corporate general and administrative expense increase is attributable to non-recurring increases in compensation expense, resulting from pre-existing compensation agreements, and non-recurring professional fees. These charges were partially offset by interest savings and increases in interest income. The FFO contribution from hotel operations was virtually unchanged from the second quarter of 2004 to 2005 because, while the earnings before interest, taxes, depreciation and amortization (EBITDA) of properties owned for both periods increased 16.4%, this was offset by the loss of EBITDA from properties sold.
The Company’s EBITDA for the second quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $9.4 million, down from last year’s second quarter EBITDA of $12.2 million, primarily due to the reasons stated above; losses of contributions from condominium development and unit sales of $0.7 million combined with $1.8 million of increases in corporate general and administrative expenses, approximately $1.4 million of which is non-recurring. The EBITDA change, however, is not impacted by minority interest. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. A reconciliation of these non-GAAP measures to GAAP measures is included in the financial tables accompanying this release.
The operating results of the properties sold during 2004 and the French Lick Springs Resort and Spa and the Clarion Hotel & Conference Center sold during the second quarter of 2005 are reflected in the financial statements as discontinued operations for all periods presented.

Details of Second Quarter Results:
Revenues from continuing operations for the quarter ended June 30, 2005, were $54.8 million, compared with revenues of $52.5 million for the same period last year. Hotel revenues for the three months ended June 30, 2005 were $54.5 million, a 7.1% increase from $50.9 million for the same period in 2004. Included in other hotel revenues is $1.3 million related to business interruption insurance recoveries for the two closed Melbourne properties. For comparative purposes, 2004 hotel revenues included approximately $3.0 million related to the two Melbourne properties, which were open during that period. Offsetting the increases in hotel revenue is the decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.
For the comparable properties, consisting of the 17 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure as of June 30, 2005 and excluding hotels closed due to hurricane damage, RevPAR increased 12.8% to $72.06 in 2005 from $63.90 in 2004. Contributing to the RevPAR increase was a 3.1% increase in average daily room rate to $100.70 from $97.63, combined with a 6.1 point increase in occupancy to 71.6% from 65.5%.
Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure for the second quarter were 30.3%, an increase from the 27.7% hotel operating profit margin for the second quarter of 2004. A portion of the increased margin is the result of the recognition of the business interruption insurance recoveries during the second quarter of 2005 within hotel revenues. Excluding the business interruption amounts from 2005 and the two Melbourne properties from the 2004 results, hotel operating profit margins for the portfolio increased 220 basis points to 29.4% from 27.2% in 2004.
As a result of the property sales in 2005, the Company has been able to reduce its outstanding debt from $200.0 million at December 31, 2004 to $140.5 million as of June 30, 2005.
Year-to-date Results:
The Company’s net income attributable to common shareholders for the six months ended June 30, 2005 totaled $20.7 million versus a net loss of $4.9 million for the year-earlier period. Year-to-date revenues through June 30, 2005 totaled $108.5 million, compared with $104.6 for the six months ended June 30, 2004. Hotel revenues for the first six months totaled $107.7 million compared to $99.4 million during the first six months of 2004. Included in year to date 2005 other hotel revenues is approximately $5.4 million of business interruption insurance recoveries related to the two closed Melbourne properties and a property which had rooms out of service as a result of a remediation project during 2003 and the first half of 2004. Included in hotel revenues for the first six months of 2004 are approximately $6.2 million related to the two Melbourne properties which were open during that period. Offsetting the increases in hotel revenue is the decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.
Hotel portfolio RevPAR increased 11.6% to $71.18 from last year’s $63.79. Occupancy increased to 68.4% from 63.8% and the average daily room rate increased 4.2% to $104.14 from $99.91.
RevPAR for the comparable 17 hotels increased 11.3% to $70.45 from last year’s $63.30, as occupancy rose to 67.8% from 63.7% and the average daily rate increased 4.6% to $103.97 from $99.43. During the first six months of 2005, hotel profit margins of the consolidated properties owned and operated under the TRS structure averaged 31.4%, compared with 27.1% for the previous year. A portion of the increased margin is the result of the recognition of the business interruption insurance recoveries during the first six months of 2005 within hotel revenues. Excluding the business interruption amounts from 2005 and the two Melbourne properties from the 2004 results, hotel operating profit margins for the portfolio showed an increase to 28.7% from 26.2% in 2004.
As previously announced, during the first six months of 2005, the unconsolidated joint venture between the Company and AEW Partners III, L.P., sold Hotel 71 in Chicago, Illinois. The Company’s share of the gain on the sale approximated $10.1 million, net of minority interest, and is reflected as equity in income of unconsolidated joint ventures within the financial statements.
During the first six months of 2005, the Company recorded gains on the sale/disposal of assets of approximately $6.9 million related to property casualty insurance recoveries in excess of the net book value of assets disposed for properties which were damaged by hurricanes or were involved in water infiltration remediation activity. The gain recorded related to property insurance recoveries received in excess of the net book value of assets disposed for the first six months of 2004 totaled $2.5 million.
For the first six months of 2005, FFO of $8.3 million, or $0.47 per fully-diluted share, was above last year’s FFO of $4.1 million, or $0.23 per share for the same period. EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $19.5 million, up from last year’s EBITDA of $15.9 million.
Included in the year-to-date 2004 net loss, EBITDA and FFO is a $4.3 million impairment charge related to one of the Company’s properties. Net of minority interest, the impairment charge approximated $3.7 million, or $0.21 per share.
Capital Structure:
At June 30, 2005, Boykin had $30.1 million of cash and cash equivalents including restricted cash and total consolidated debt of $140.5 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $9.1 million at June 30, 2005.
The Company’s $108.0 million term loan was scheduled to mature in July 2005. During the second quarter the Company repaid the outstanding balance, $91.1 million, in full.
Additionally in June, the Company expanded the principal amount on its secured credit facility from $60.0 million to $100.0 million and added four properties as security. At quarter end, $40.0 million was drawn on the facility.
Business Update:
The Company’s two hotels located in Melbourne, Florida remain closed while repairs are underway. Based upon current estimates of the availability of labor and materials, the Company expects the rebuilding to be completed during early 2006. The current estimated aggregate cost the Company expects to incur for the two properties is between $30 million and $40 million, while the Company is estimating that insurance recoveries for property damage will range between $13 million and $16 million.
The Company is currently marketing units in the final phase of the redevelopment of the Pink Shell Beach Resort & Spa, a new 43 beach-front unit condo-hotel tower named Captiva Villas. Buildings previously located on the site were demolished in February 2005 and construction of the new building is expected to commence during the fall of 2005.
The Company announced that it has made deposits totaling $0.6 million for the purchase of a redevelopment project in the Florida Keys. The Company anticipates constructing 58 units on the site, and selling these units as condo-hotel units. The Company anticipates that it will acquire the property with a joint venture partner and will fund approximately 50% of the $12.5 million purchase price.

Outlook:
Based upon the current booking trends, the Company anticipates third-quarter RevPAR for the portfolio will be 2.5% to 4.5% above the same period last year, with full-year 2005 RevPAR 6.0% to 7.0% above 2004. Based upon these assumptions, the Company expects net losses to range between $0.19 to $0.15 per share for the third quarter with net income ranging between $0.73 and $0.79 per share for the full year. FFO is expected to range between $0.10 and $0.15 per fully-diluted share for the third quarter and $0.60 and $0.70 per share for the full year.
Robert W. Boykin, Chairman and Chief Executive Officer, commented, “We are continuing to focus on the transformation of our portfolio. As previously announced, we have recently closed on the sale of two properties which were inconsistent with our strategy of owning upscale commercial and resort hotels in urban and beachfront markets. We look forward to redeploying the capital from such sales to properties with greater growth prospects in markets with high barriers to entry. We believe that the combination of the upgrading of our portfolio and the improvement within the economy and lodging industry will improve the Company’s results.”
The Company will hold a conference call with financial analysts to discuss second-quarter 2005 results at 2:00 p.m. Eastern Time today, August 8, 2005. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 21 hotels containing a total of 6,019 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.
The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.
Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA:	2005	2004	2005	2004
Revenues:
Hotel revenues:
Rooms	$34,789	$33,424	$67,644	$66,115
Food and beverage	16,006	15,173	30,165	29,033
Other	3,659	2,263	9,907	4,270

Total hotel revenues	54,454	50,860	107,716	99,418
Lease revenue	354	343	709	686
Other operating revenue	40	118	123	195
Revenues from condominium development and unit sales	—	1,181	—	4,274

Total revenues	54,848	52,502	108,548	104,573

Expenses:
Hotel operating expenses:
Rooms	8,299	8,213	15,959	15,991
Food and beverage	10,561	10,314	20,286	19,915
Other direct	1,506	1,394	2,929	2,736
Indirect	15,922	15,626	31,342	31,105
Management fees to related party	1,672	1,209	3,354	2,742

Total hotel operating expenses	37,960	36,756	73,870	72,489
Property taxes, insurance and other	4,293	3,623	8,777	7,358
Cost of condominium development and unit sales	—	482	—	3,481
Real estate related depreciation and amortization	5,774	5,588	11,556	11,038
Corporate general and administrative	3,824	1,986	6,089	4,002

Total operating expenses	51,851	48,435	100,292	98,368

Operating income	2,997	4,067	8,256	6,205

Interest income	424	26	438	169
Other income	—	—	—	8
Interest expense	(3,015)	(3,595)	(6,198)	(7,175)
Amortization of deferred financing costs	(286)	(338)	(639)	(668)
Minority interest in earnings of joint ventures	(23)	(6)	(45)	(39)
Minority interest in (income) loss of operating partnership	266	256	(2,365)	538
Equity in earnings (loss) of unconsolidated joint ventures including gain on sale	93	143	11,159	(588)

Income (loss) before gain on sale/disposal of assets and discontinued operations	456	553	10,606	(1,550)

Gain (loss) on sale/disposal of assets	38	(10)	6,914	2,490

Income before discontinued operations	494	543	17,520	940

Discontinued operations:
Operating income (loss) from discontinued operations, net of minority interest income (expense) of $(14) and $184 for the three and six months ended June 30, 2005 and $(50) and $844 for the three and six months ended June 30, 2004, respectively	78	278	(1,056)	(4,786)
Gain on sale of assets, net of minority interest expense of $1,163 for the three and six months ended June 30, 2005 and $237 for the six months ended June 30, 2004	6,655	—	6,655	1,345

Net income (loss)	$7,227	$821	$23,119	$(2,501)

Preferred dividends	(1,188)	(1,188)	(2,376)	(2,376)

Net income (loss) attributable to common shareholders	$6,039	$(367)	$20,743	$(4,877)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income (loss)	$7,227	$821	$23,119	$(2,501)
Minority interest	934	(200)	3,389	(1,106)
(Gain) loss on sale/disposal of assets	(7,856)	10	(14,732)	(4,072)
Gain on sale/disposal of assets included in discontinued operations	(366)	(18)	(366)	(32)
Real estate related depreciation and amortization	5,774	5,588	11,556	11,038
Real estate related depreciation and amortization included in discontinued operations	90	1,241	390	2,762
Equity in (income) loss of unconsolidated joint ventures including gain on sale	(93)	(143)	(11,159)	588
FFO adjustment related to joint ventures	204	603	(190)	406
Preferred dividends declared	(1,188)	(1,188)	(2,376)	(2,376)

Funds from operations after preferred dividends	$4,726	$6,714	$9,631	$4,707
Less: Funds from operations related to minority interest	634	907	1,292	636

Funds from operations attributable to common shareholders	$4,092	$5,807	$8,339	$4,071

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income	$2,997	$4,067	$8,256	$6,205
Interest income	424	26	438	169
Other income	—	—	—	8
Real estate related depreciation and amortization	5,774	5,588	11,556	11,038
EBITDA attributable to discontinued operations	(184)	1,551	(1,216)	(2,616)
Company’s share of EBITDA of unconsolidated joint ventures	423	963	500	1,141
EBITDA attributable to joint venture minority interest	(32)	(18)	(64)	(61)

EBITDA	$9,402	$12,177	$19,470	$15,884

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
PER-SHARE DATA:	2005	2004	2005	2004
Net income (loss) attributable to common shareholders before discontinued operations per share:
Basic	$(0.04)	$(0.04)	$0.86	$(0.08)
Diluted	$(0.04)	$(0.04)	$0.85	$(0.08)
Discontinued operations per share:
Basic	$0.38	$0.02	$0.32	$(0.20)
Diluted	$0.38	$0.02	$0.32	$(0.20)
Net income (loss) attributable to common shareholders per share:
Basic	$0.34	$(0.02)	$1.18	$(0.28)
Diluted	$0.34	$(0.02)	$1.17	$(0.28)
FFO attributable to common shareholders per share:
Basic	$0.23	$0.33	$0.48	$0.23
Diluted	$0.23	$0.33	$0.47	$0.23

Weighted average common shares outstanding — Basic	17,543,916	17,411,551	17,539,026	17,404,147
Effect of dilutive securities:
Common stock options	123,898	8,258	97,375	32,416
Restricted share grants	121,582	26,616	100,304	58,781

Weighted average common shares outstanding — Diluted	17,789,396	17,446,425	17,736,705	17,495,344

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
HOTEL STATISTICS:
All Hotels (19 hotels)(a)(b)
Hotel revenues	$56,979	$51,064	$110,521	$99,237
RevPAR	$73.34	$64.62	$71.18	$63.79
Occupancy	72.4%	65.8%	68.4%	63.8%
Average daily rate	$101.25	$98.25	$104.14	$99.91

Comparable Hotels (17 hotels)(b)(c)
Hotel revenues	$53,175	$47,894	$103,715	$93,236
RevPAR	$72.06	$63.90	$70.45	$63.30
Occupancy	71.6%	65.5%	67.8%	63.7%
Average daily rate	$100.70	$97.63	$103.97	$99.43

(a)	Includes all hotels owned or partially owned by Boykin as of June 30, 2005, excluding properties not operating due to damage caused by hurricanes.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes all consolidated hotels operated under the TRS structure and owned or partially owned by Boykin as of June 30, 2005, excluding properties not operating due to damage caused by hurricanes.

	June 30,	December 31,
	2005	2004
SELECTED BALANCE SHEET INFORMATION:
Assets
Investment in hotel properties	$521,694	$514,540
Accumulated depreciation	(134,861)	(123,441)

Investment in hotel properties, net	386,833	391,099
Cash and cash equivalents including restricted cash	30,137	26,543
Accounts receivable, net	9,311	11,700
Investment in unconsolidated joint ventures	1,501	14,048
Other assets	14,340	12,316
Assets related to discontinued operations, net	—	21,674

Total Assets	$442,122	$477,380

Liabilities and Shareholders’ Equity
Outstanding debt	$140,496	$199,985
Accounts payable and accrued expenses	37,405	37,550
Deferred lease revenue	630	—
Minority interest in joint ventures	853	927
Minority interest in operating partnership	13,406	10,062
Liabilities related to discontinued operations	—	1,408
Shareholders’ equity	249,332	227,448

Total Liabilities and Shareholders’ Equity	$442,122	$477,380